Exhibit 99.1

PRESS RELEASE

FullCircle Registry, Inc

161 Alpine Drive

Shelbyville, KY 40065-8878

Office: (502) 410-4500

Fax:  (502) 633-6163

Aug. 26, 2011

FullCircle Registry, Inc. Announces Engagement of Second Investor Relations Firm

SHELBYVILLE, Ky., Aug. 26, 2011 /PRNewswire via COMTEX/ -- FullCircle Registry, Inc. is pleased to announce that it is has engaged Investor News Source of Rochester, New York, to provide investor relations and consulting services.  INS will assist the company toward its goal of enhancing investor awareness, increasing corporate communications and overall shareholder support.

INS has agreed to be compensated with a combination of cash and restricted stock of the company.  The engagement runs for a period of six months, commencing August 25, 2011 and is renewable at the discretion of the company.

FullCircle Registry, Inc. has recently elected to engage two investor relations consultants.  Each consultant deals with a specific geographic within the United States. Each consultant specializes in different kinds of services, which are needed to convey to investors FullCircle’s current and future business plans.

"We are very pleased to bring on INS at this time,” stated, Norman Frohreich, President and CEO of FullCircle Registry, Inc. “Our company has grown to a point where it makes sense to begin to clearly define our investor relations strategy going forward. This is the second phase in what I expect to be a systematic and incremental increase in our future investor relations efforts." When asked about the cost of the investor relation’s initiatives, Mr. Frohreich commented, “It was important for us to structure this agreement in the way that we did using a blend of cash and restricted stock. Not only is this better for our shareholders and for FullCircle's bottom line, but it also gives INS a stake in our future success.”

Mr. Derek McCarthy of INS stated that INS has been following the development of FullCircle Registry, Inc. for over a year and has been in contact with Mr. Frohreich regarding the company’s services.  Mr. McCarthy expressed that his company is impressed and encouraged with FullCircle’s business progress.  He also stated that he is impressed that Mr. Frohreich elected to delay the marketing of FullCircle until he had positioned the company infrastructure correctly.

Forward-Looking Statements Disclosure

This press release may contain "forward-looking statements" within the meaning of the federal securities laws. In this context, forward-looking statements may address the company's expected future business and financial performance, and often contain words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," "will," and other terms with similar meaning. These forward-looking statements by their nature address matters that are, to different degrees, uncertain. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can provide no assurances that these assumptions will prove to be correct. All forward-looking statements in this press release are expressly qualified by such cautionary statements, risks, and uncertainties, and by reference to the underlying assumptions.

SOURCE FullCircle Registry, Inc. (FLCR)